Exhibit 99.1

For Immediate Release

CORRECTING and REPLACING - Builders FirstSource Prices Offering of

$750.0 Million of Senior Secured Notes due 2024

August 9, 2016 (Dallas, TX) – In a release issued under the same headline earlier today by Builders FirstSource, Inc. (NasdaqGS: BLDR), please note that the price to investors should be 100.0%. The corrected release follows:

Builders FirstSource, Inc. (NasdaqGS: BLDR) (the “Company”), a leading supplier and manufacturer of structural and related building products for residential new construction and home repair and remodeling in the United States, today announced that it priced a private offering of $750.0 million aggregate principal amount of 5.625% Senior Secured Notes due 2024 (the “Notes”). The price to investors will be 100.0% of the principal amount of the Notes. The Company expects to close the offering on August 22, 2016, subject to customary closing conditions.

Net proceeds from the offering will be used to redeem all of the Company’s outstanding 7.625% Senior Secured Notes due 2021, repay a portion of the Company’s borrowings under its existing term loan credit facility and pay related transaction fees and expenses, with any of the residual net proceeds being used for general corporate purposes.

The Notes will be offered only to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”), and to certain non-U.S. persons in transactions outside the United States under Regulation S under the Securities Act. The issuance and sale of the Notes will not be registered under the Securities Act and the Notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and other applicable securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Notes.

Cautionary Notice

Statements in this news release that are not purely historical facts or that necessarily depend upon future events, including statements about anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act. Readers are cautioned not to place undue reliance on forward-looking statements. All forward-looking statements are based upon information available to Builders FirstSource, Inc. on the date this release was submitted. Builders FirstSource, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements. Further information regarding factors that could affect our financial and other results can be found in the risk factors section of Builders FirstSource, Inc.’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein.

Investor Relations

Jennifer Pasquino

SVP Investor Relations

Builders FirstSource, Inc.

(303) 262-8571